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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of EarthLink Network, Inc. of our report dated February 16, 1999, except as to
Note 14, which is as of February 24, 1999, relating to the consolidated financial statements of EarthLink Network, Inc. and of our report dated
June 16, 1998, relating to the statement of assets acquired and liabilities assumed of the Sprint Internet Passport Business acquired by EarthLink Network, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP
Century City, California
January 4, 2000